Exhibit 99.1

Lyft Reports Record Q4 and Full-Year 2025 Results
Delivered accelerated Q4 Gross Bookings growth year over year; on track with 2027 targets
Announces new $1 billion share repurchase program

SAN FRANCISCO, CA, February 10, 2026 - Lyft, Inc. (Nasdaq: LYFT) today announced record financial results for the fourth quarter and full year ended December 31, 2025.
“2025 was an incredible year in Lyft’s comeback story. Through customer obsession, we’re transforming from your local, “out-to-dinner” rideshare app to a global, hybrid transportation platform," said CEO David Risher. “As we look ahead, we are entering a transformational phase for Lyft - 2026 will be the year of the AV with deployments in the U.S. and overseas.”
“We delivered record financial performance in 2025 across all metrics, including all-time-high cash flow generation exceeding $1.1 billion,” said CFO Erin Brewer. “This continued strength coupled with our disciplined operational excellence positions us for further momentum and we remain right on track to hit our long-term targets.”
Fourth Quarter 2025 Financial Highlights
•Gross Bookings of $5.1 billion, up 19% year over year.
•Revenue of $1.6 billion, up 3% year over year, which includes a $168 million impact from certain legal, tax, and regulatory reserve changes and settlements. Without this item, revenue would have been $1.8 billion.
•Net income of $2.8 billion, which includes a benefit from the release of the valuation allowance, compared to $61.7 million in Q4'24.
◦Net income as a percentage of Gross Bookings of 54.3% compared to 1.4% in Q4'24.
•Adjusted EBITDA up 37% year over year to $154.1 million compared to $112.8 million in Q4'24.
◦Adjusted EBITDA margin as a percentage of Gross Bookings of 3.0% compared to 2.6% in Q4'24.
Full-Year 2025 Financial Highlights
•Gross Bookings of $18.5 billion, up 15% year over year.
•Revenue of $6.3 billion, up 9% year over year.
•Net income of $2.8 billion compared to $22.8 million in 2024.
◦Net income as a percentage of Gross Bookings of 15.4% compared to 0.1% in 2024.
•Adjusted EBITDA of $528.8 million compared to $382.4 million in 2024.
◦Adjusted EBITDA margin as a percentage of Gross Bookings of 2.9%, compared to 2.4% in 2024.
•Net cash provided by operating activities of $1.17 billion compared to $849.7 million in 2024.
•Free cash flow of $1.12 billion compared to $766.3 million in 2024.
Operational Highlights
•Record Rides in 2025: Rides grew 14% to 945.5 million rides, an all time high and Q4 was the eleventh consecutive quarter of double digit growth year over year.
•Record growth in Active Riders: In Q4, Active Riders growth accelerated to 18% year over year to 29.2 million. In 2025, Lyft reached another all-time high of 51.3 million annual riders.
•Rider product innovation: This week, we launched Lyft Teen to address the 15 billion personal vehicles rides for ages 13-17 in the U.S. With the addition of Lyft Teen, there’s a Lyft mode for the whole family.

New Share Repurchase Program
Following the inaugural share repurchase program in 2025, Lyft’s Board of Directors has authorized the repurchase of up to an additional $1 billion of the Company’s Class A common stock to continue returning value to shareholders.
Repurchases may be made from time to time through open market purchases or through privately negotiated transactions subject to market conditions, applicable legal requirements and other relevant factors. The repurchase program does not obligate the Company to acquire any particular amount of its Class A common stock and may be suspended at any time at the Company’s discretion. The timing and number of shares repurchased will depend on a variety of factors, including the stock price, business and market conditions, corporate and regulatory requirements, alternative investment opportunities, acquisition opportunities, and other factors.
Q1’26 Outlook
•Gross Bookings of approximately $4.86 billion to $5.00 billion, up approximately 17% to 20% year over year.
•Adjusted EBITDA of approximately $120 million to $140 million.
◦Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) of approximately 2.5% to 2.8%, in line with Q1 2025.
We have not provided the forward-looking GAAP equivalent to our non-GAAP outlook or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of reconciling items such as stock-based compensation and income tax. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalent is not available without unreasonable effort. However, it is important to note that the reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this earnings release, please see “GAAP to non-GAAP Reconciliations” below.

Financial and Operational Results through the Fourth Quarter of 2025

	Three Months Ended			Year Ended December 31,
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	2025	2024
	(in millions, except for percentages)
Active Riders	29.2	28.7	24.7
Rides	243.5	248.8	218.5	945.5	828.3
Gross Bookings	$5,074.2	$4,780.4	$4,278.9	$18,507.0	$16,099.4
Revenue (1)	$1,592.7	$1,685.2	$1,550.3	$6,316.3	$5,786.0
Net income (2)	$2,755.1	$46.1	$61.7	$2,844.0	$22.8
Net income as a percentage of Gross Bookings	54.3%	1.0%	1.4%	15.4%	0.1%
Adjusted EBITDA	$154.1	$138.9	$112.8	$528.8	$382.4
Adjusted EBITDA margin as a percentage of Gross Bookings	3.0%	2.9%	2.6%	2.9%	2.4%
Net cash provided by operating activities	$246.2	$291.3	$153.4	$1,168.4	$849.7
Free cash flow	$227.6	$277.8	$140.0	$1,115.6	$766.3
_______________
(1) Revenue for the fourth quarter of 2025 and year ended December 31, 2025 includes a $168 million impact from certain legal, tax, and regulatory reserve changes and settlements. Without this item, revenue would have been $1.8 billion and $6.5 billion for the fourth quarter of 2025 and year ended December 31, 2025, respectively.
(2) Net income for the fourth quarter of 2025 and year ended December 31, 2025 includes a $2.9 billion benefit from the release of our valuation allowance of U.S. federal and certain state deferred tax assets.
Note: Information on our key metrics and non-GAAP financial measures are also available on our Investor Relations page.

Definitions of Key Metrics
Active Riders
The number of Active Riders is a key indicator of the scale of Lyft’s user community. Lyft defines Active Riders as all unique riders who have taken at least one ride during the quarter. If a ride is requested by another organization or person for the benefit of a rider, that rider is only included in the calculation of Active Riders if the ride is accessible in the rider’s Lyft apps.
In the first quarter of 2025, Lyft updated the definition of Active Riders to simplify the definition and better align the metric with future scaling of the business. Additionally, unique riders were previously identified by phone number and are now identified through a unique internal identifier. The change was adopted prospectively and periods prior to the first quarter of 2025 were not changed as the impact was not material.
Rides
Rides represent the level of usage of our multimodal platform. Lyft defines Rides as the total number of rides completed using our multimodal platform that contribute to our revenue. These include any Rides taken through our Lyft apps. If multiple riders take a private rideshare ride, including situations where one party picks up another party on the way to a destination, or splits the bill, we count this as a single rideshare ride. Each unique segment of a Shared Ride is considered a single Ride. For example, if two riders successfully match in Shared Ride mode and both complete their Rides, we count this as two Rides. We have largely shifted away from Shared Rides, and now only offer Shared Rides in limited markets. Lyft includes all Rides taken by riders via our Concierge offering, even though such riders may be excluded from the definition of Active Riders unless the ride is accessible in that rider’s Lyft apps.
Gross Bookings
Gross Bookings is a key indicator of the scale and impact of our overall platform. Lyft defines Gross Bookings as the total dollar value of transactions including any applicable taxes, tolls and fees, for rides and other offerings provided by Lyft, excluding tips to drivers.
In the fourth quarter of 2025, we simplified the definition of Gross Bookings to better align the metric with future scaling of our business. There was no impact to prior periods.

Adjusted EBITDA margin (calculated as a percentage of Gross Bookings)
Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period. For the definition of Adjusted EBITDA, refer to “Non-GAAP Financial Measures”.
Webcast
Lyft will host a webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss these financial results and business highlights. Supplemental materials, including management’s prepared remarks, will be available on the Company’s Investor Relations page in advance of the call. To listen to a live audio webcast, please visit our Investor Relations page at https://investor.lyft.com/. The archived webcast will be available on our Investor Relations page shortly after the call.
About Lyft
Whether it’s an everyday commute or a journey that changes everything, Lyft is driven by our purpose: to serve and connect. Founded in 2012, Lyft has grown into a global mobility platform offering a mix of rideshare, taxis, private hire vehicles, executive chauffeur services, car sharing, bikes, and scooters across six continents and thousands of cities. Millions of drivers have chosen to earn on billions of rides - helping to create a more connected world, with transportation options for everyone.
Available Information
Lyft announces material information to the public about Lyft, its products and services and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investor.lyft.com), its X accounts (@lyft and @davidrisher), its Chief Executive Officer’s LinkedIn account (linkedin.com/in/jdavidrisher) and its blogs (including: lyft.com/blog, lyft.com/hub, and eng.lyft.com) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Lyft’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern Lyft's expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, Lyft’s guidance and outlook, including expectations for the first quarter of 2026, and the trends and assumptions underlying such guidance and outlook, Lyft’s expectations regarding its share repurchase program, including the timing of repurchases thereunder, Lyft’s plans and expectations regarding its new and existing strategic partnerships and the benefits such partnerships will provide, Lyft’s expectations regarding its products and features, Lyft’s expectations regarding AV technology, including the deployment of AVs, and Lyft’s expectations regarding its acquisitions and their anticipated impacts on Lyft’s international operations and financial results, and risks related to their integrations and operations. Lyft’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding our ability to forecast our performance due to our limited operating history and the macroeconomic environment and the risk that our partnerships may not materialize as expected. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Lyft’s filings with the Securities and Exchange Commission (“SEC”), including in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2025, and in our Annual Report on Form 10-K for the full fiscal year 2025 that will be filed with the SEC by March 2, 2026. The forward-looking statements in this release are based on information available to Lyft as of the date hereof, and Lyft disclaims any obligation to update any forward-looking statements, except as required by law. This press release discusses “customers”. For rideshare, there are two customers in every car - the driver is Lyft’s customer, and the rider is the driver’s customer. We care about both.

Non-GAAP Financial Measures
To supplement Lyft's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Lyft considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA, Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) and free cash flow. Lyft defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation expense, payroll tax expense related to stock-based compensation, as well as, if applicable, sublease income and gain from lease termination, restructuring charges, costs related to acquisitions, divestitures and other corporate matters, and certain legal, tax, and regulatory reserve changes and settlements. Adjusted EBITDA margin (calculated as a percentage of Gross Bookings) is calculated by dividing Adjusted EBITDA for a period by Gross Bookings for the same period and is considered a key metric. Lyft defines free cash flow as GAAP net cash provided by (used in) operating activities less purchases of property and equipment and scooter fleet.
Lyft subleases certain office space and earns sublease income. Sublease income is included within other income, net on the condensed consolidated statement of operations, while the related lease expense is included within operating expenses and loss from operations. Lyft believes the adjustment to include sublease income in Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s operating performance, including the benefits of recent transactions, by presenting sublease income as a contra-expense to the related lease charges that are part of operating expenses.
In the fourth quarter of 2024, we terminated a portion of the lease for the Company’s San Francisco headquarters. The right-of-use asset associated with the portion of this lease was previously impaired as part of our previous restructuring plans, and the extinguishment of the remaining lease liability resulted in the recorded gain within operating lease costs. We believe this does not reflect the current period performance of our ongoing operations and that the adjustment to exclude this gain from lease termination from Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA amounts.
In September 2024, Lyft committed to plans of termination as part of efforts to reduce operating expenses. Lyft believes the costs associated with these restructuring efforts do not reflect performance of Lyft’s ongoing operations. Lyft believes the adjustment to exclude the costs related to restructuring from Adjusted EBITDA is useful to investors by enabling them to better assess Lyft’s ongoing operating performance and provide for better comparability with Lyft’s historically disclosed Adjusted EBITDA amounts.
Lyft excludes certain costs related to acquisitions including due diligence costs, professional fees in connection with an acquisition, certain financing costs, and certain integration-related expenses. These expenses are unpredictable, and depend on factors that may be outside of our control and are not reflective of our ongoing core operations. In addition, the size and complexity of an acquisition, which often drives the magnitude of costs related to acquisitions, may not be indicative of such future costs. We believe excluding costs related to acquisitions, divestitures and other corporate matters facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
Certain legal, tax, and regulatory reserve changes and settlements are primarily related to certain reserves and/or settlements for significant legal proceedings or governmental investigations and the associated fees. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Lyft uses its non-GAAP financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with our board of directors concerning our financial performance. Free cash flow is a measure used by our management to understand and evaluate our operating performance and trends. We believe free cash flow is a useful indicator of liquidity that provides our management with information about our ability to generate or use cash to enhance the strength of our balance sheet, further invest in our business and pursue potential strategic initiatives. Free cash flow has certain limitations, including that it does not reflect our future contractual commitments and it does not represent the total increase or decrease in our cash balance for a given period. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

Lyft’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Furthermore, these measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statement of operations that are necessary to run our business. Thus, our non-GAAP financial measures should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

Contacts
Erin Rheaume, Investor Relations	Stephanie Rice, Media
ir@lyft.com	press@lyft.com

Lyft, Inc.
Consolidated Balance Sheets
(in thousands, except for per share data)
(unaudited)

	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$1,132,009	$759,319
Short-term investments	705,172	1,225,124
Prepaid expenses and other current assets	1,082,334	966,090
Total current assets	2,919,515	2,950,533
Restricted cash and cash equivalents	705,361	186,721
Restricted investments	1,230,758	1,355,451
Other investments	47,066	42,516
Property and equipment, net	418,530	444,864
Operating lease right-of-use assets	165,579	148,397
Intangible assets, net	178,944	42,776
Goodwill	439,754	251,376
Deferred tax assets	2,906,135	435
Other assets	18,411	12,000
Total assets	$9,030,053	$5,435,069
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$120,464	$97,704
Insurance reserves	2,180,426	1,701,393
Accrued and other current liabilities	2,196,863	1,666,278
Operating lease liabilities, current	28,068	25,192
Convertible senior notes, current	—	390,175
Total current liabilities	4,525,821	3,880,742
Operating lease liabilities	159,904	152,074
Long-term debt, net of current portion	1,002,404	565,968
Other liabilities	68,401	69,269
Total liabilities	5,756,530	4,668,053

Stockholders’ equity
Preferred stock, $0.00001 par value; 1,000,000 shares authorized as of December 31, 2025 and December 31, 2024; no shares issued and outstanding as of December 31, 2025 and 2024	—	—
Common stock, $0.00001 par value; 18,000,000 Class A shares authorized as of December 31, 2025 and 2024; 400,856 and 409,474 Class A shares issued and outstanding as of December 31, 2025 and 2024, respectively; 87,220 and 100,000 Class B shares authorized as of December 31, 2025 and 2024; no Class B shares issued and outstanding as of December 31, 2025 and 8,531 Class B shares issued and outstanding as of December 31, 2024	4	4
Additional paid-in capital	10,687,017	11,035,246
Accumulated other comprehensive income (loss)	625	(10,103)
Accumulated deficit	(7,414,123)	(10,258,131)
Total stockholders’ equity	3,273,523	767,016
Total liabilities and stockholders’ equity	$9,030,053	$5,435,069

Lyft, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)
(unaudited)

	Year Ended December 31,
	2025	2024	2023
Revenue	$6,316,261	$5,786,016	$4,403,589
Costs and expenses
Cost of revenue	3,697,653	3,337,714	2,543,954
Operations and support	478,332	443,821	427,239
Research and development	451,419	397,073	555,916
Sales and marketing	875,101	788,972	481,004
General and administrative	1,002,130	937,348	871,080
Total costs and expenses	6,504,635	5,904,928	4,879,193
Loss from operations	(188,374)	(118,912)	(475,604)
Interest expense	(20,755)	(28,921)	(26,223)
Other income, net	155,882	173,183	170,123
(Loss) income before income taxes	(53,247)	25,350	(331,704)
(Benefit from) provision for income taxes	(2,897,255)	2,566	8,616
Net income (loss)	$2,844,008	$22,784	$(340,320)
Net income (loss) per share
Basic	$6.92	$0.06	$(0.88)
Diluted	$6.81	$0.06	$(0.88)
Weighted-average number of shares outstanding used to compute net income (loss) per share attributable to common stockholders
Basic	410,840	409,181	385,335
Diluted	417,659	413,651	385,335
Stock-based compensation included in costs and expenses:
Cost of revenue	$23,600	$24,895	$30,170
Operations and support	10,244	8,397	15,468
Research and development	135,700	117,833	214,160
Sales and marketing	17,240	17,286	29,682
General and administrative	135,484	162,510	195,053

Lyft, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities
Net income (loss)	$2,844,008	$22,784	$(340,320)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	135,227	148,892	116,513
Stock-based compensation	322,268	330,921	484,533
Deferred income tax	(2,895,119)	(1,876)	(2,385)
Amortization of premium on marketable securities	307	284	117
Accretion of discount on marketable securities	(69,236)	(89,425)	(68,125)
Amortization of debt discount and issuance costs	3,655	3,737	2,877
Loss (gain) on sale and disposal of assets, net	7,569	7,831	(11,278)
Gain on lease termination	—	(29,610)	—
Other	(9,232)	2,469	(4,261)
Changes in operating assets and liabilities, net effects of acquisition
Prepaid expenses and other assets	(51,032)	(76,440)	(86,600)
Operating lease right-of-use assets	26,978	26,276	20,046
Accounts payable	21,684	21,712	(41,079)
Insurance reserves	479,033	363,524	(79,482)
Accrued and other liabilities	385,564	166,014	(73,508)
Lease liabilities	(33,236)	(47,356)	(15,292)
Net cash provided by (used in) operating activities	1,168,438	849,737	(98,244)
Cash flows from investing activities
Purchases of marketable securities	(3,344,891)	(4,177,429)	(3,288,659)
Purchases of term deposits	—	(4,388)	(3,539)
Proceeds from sales of marketable securities	728,435	232,910	452,465
Proceeds from maturities of marketable securities	3,329,579	3,415,318	3,481,042
Proceeds from maturities of term deposits	2,194	5,733	8,539
Purchases of property and equipment and scooter fleet	(52,822)	(83,470)	(149,819)
Sales of property and equipment	52,893	92,045	92,594
Cash paid for acquisitions, net of cash acquired	(307,320)	—	1,630
Other investing activities	(1,330)	1,303	5,500
Net cash provided by (used in) investing activities	406,738	(517,978)	599,753
Cash flows from financing activities
Repayment of loans	(62,448)	(84,070)	(72,484)
Payment for settlement of convertible senior notes due 2025	(390,719)	(350,000)	—
Proceeds from issuance of convertible senior notes due 2029	—	460,000	—
Proceeds from issuance of convertible senior notes due 2030	500,000	—	—
Payment of debt issuance costs	(12,229)	(11,888)	—
Purchase of capped calls	(41,950)	(47,886)	—
Repurchase of Class A common stock	(499,992)	(50,000)	—
Proceeds from exercise of stock options and other common stock issuances	14,861	15,051	10,993
Taxes paid related to net share settlement of equity awards	(151,311)	(40,328)	(3,021)
Principal payments on finance lease obligations	(41,250)	(46,748)	(43,466)
Contingent consideration paid	—	—	(14,100)
Other financing activities	(490)	—	—
Net cash used in financing activities	(685,528)	(155,869)	(122,078)
Effect of foreign exchange on cash, cash equivalents and restricted cash and cash equivalents	1,682	(1,636)	533
Net increase in cash, cash equivalents and restricted cash and cash equivalents	891,330	174,254	379,964
Cash, cash equivalents and restricted cash and cash equivalents
Beginning of period	946,040	771,786	391,822
End of period	$1,837,370	$946,040	$771,786

Lyft, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2025	2024	2023
Reconciliation of cash, cash equivalents and restricted cash and cash equivalents to the consolidated balance sheets
Cash and cash equivalents	$1,132,009	$759,319	$558,636
Restricted cash and cash equivalents	705,361	186,721	211,786
Restricted cash, included in prepaid expenses and other current assets	—	—	1,364
Total cash, cash equivalents and restricted cash and cash equivalents	$1,837,370	$946,040	$771,786

Supplemental disclosures of cash flow information
Cash paid for income taxes	$7,261	$11,207	$9,425
Cash paid for interest	19,821	28,304	20,176

Non-cash investing and financing activities
Financed vehicles acquired	$78,134	$83,600	$127,095
Purchases of property and equipment and scooter fleet not yet settled	3,623	10,599	4,505
Right-of-use assets acquired under finance leases	30,338	45,207	79,102
Right-of-use assets acquired under operating leases	20,846	7,710	3,795
Remeasurement of finance and operating lease right-of-use assets	(6,085)	54,689	(10,582)
Repurchase of Class A common stock, including excise tax, accrued and not yet paid	2,754	—	—

Lyft, Inc.
GAAP to Non-GAAP Reconciliations
(in millions)
(unaudited)

	Three Months Ended			Year Ended December 31,
	Dec. 31, 2025	Sept. 30, 2025	Dec. 31, 2024	2025	2024
Adjusted EBITDA
Net income	$2,755.1	$46.1	$61.7	$2,844.0	$22.8
Adjusted to exclude the following:
Interest expense(1)	6.0	5.8	8.1	25.5	34.7
Other income, net	(42.2)	(25.8)	(39.2)	(155.9)	(173.2)
(Benefit from) provision for income taxes(2)	(2,902.7)	(2.0)	(1.2)	(2,897.3)	2.6
Depreciation and amortization	37.3	33.8	33.7	135.2	148.9
Stock-based compensation	80.4	66.6	76.1	322.3	330.9
Payroll tax expense related to stock-based compensation	2.8	2.4	1.5	13.0	14.8
Sublease income	0.4	0.3	0.5	0.9	3.5
Costs related to acquisitions, divestitures and other corporate matters	5.4	11.6	—	29.4	—
Certain legal, tax, and regulatory reserve changes and settlements	211.6	—	—	211.6	—
Gain from lease termination(3)	—	—	(29.6)	—	(29.6)
Restructuring charges(4)	—	—	1.2	—	26.9
Adjusted EBITDA	$154.1	$138.9	$112.8	$528.8	$382.4
Gross Bookings	$5,074.2	$4,780.4	$4,278.9	$18,507.0	$16,099.4
Net income as a percentage of Gross Bookings	54.3%	1.0%	1.4%	15.4%	0.1%
Adjusted EBITDA margin as a percentage of Gross Bookings	3.0%	2.9%	2.6%	2.9%	2.4%
_______________
(1) Includes $1.2 million, $1.1 million and $1.4 million related to the interest component of vehicle related finance leases in the three months ended December 31, 2025, September 30, 2025 and December 31, 2024, respectively, and $4.7 million and $5.8 million related to the interest component of vehicle related finance leases in the years ended December 31, 2025 and 2024, respectively.
(2) The fourth quarter and year ended December 31, 2025 include a $2.9 billion benefit from the release of our valuation allowance of U.S. federal and certain state deferred tax assets.
(3) In the fourth quarter of 2024, we recorded a $29.6 million gain as a result of a lease termination.
(4) In the third and fourth quarters of 2024, we incurred restructuring charges of $14.1 million of fixed asset disposals, $11.1 million of other current assets disposals and other costs and $1.8 million of severance and other employee costs. Restructuring related charges for accelerated depreciation of fixed assets of $10.6 million are included on its respective line item. These charges were related to the restructuring plan announced in September 2024.

Note: Due to rounding, numbers presented may not add up precisely to the totals provided.

	Year Ended December 31,
	2025	2024	2023
Free cash flow
Net cash provided by (used in) operating activities	$1,168.4	$849.7	$(98.2)
Less: purchases of property and equipment and scooter fleet	(52.8)	(83.5)	(149.8)
Free cash flow	$1,115.6	$766.3	$(248.1)
_______________
Note: Due to rounding, numbers presented may not add up precisely to the totals provided.